Investors:
                                           Jaime Vasquez
                                           (610) 208-2165
                                           jvasquez@cartech.com

                                           Media:
                                           Katharine Marshall
                                           (610) 208-3034
                                           kmarshall@cartech.com


         CARPENTER TECHNOLOGY ANNOUNCES ADDITIONAL COST
           SAVINGS INITIATIVES AND DIVIDEND REDUCTION

     Wyomissing, Pa. (September 30, 2002) - Carpenter Technology Corp. (NYSE:CRS) announced today that as part of its strategy to reduce costs and improve operational effectiveness, it will eliminate approximately 500 positions -- representing 10 percent of its global workforce -- through job eliminations, furloughs and early retirement incentives. The workforce reductions include 265 salaried employees or 16% of salaried positions company wide.

     The company also said its Board of Directors intends to reduce the quarterly dividend - payable on common stock to $.0825 cents per share. Carpenter had been paying a quarterly dividend of $.33 per share.

     Workforce reductions, combined with other cost savings initiatives, will result in annual savings of approximately $40
- $45 million. The Company expects to dedicate its free cash flow to debt reduction.

     Dennis M. Draeger, chairman and chief executive officer said: "In view of continued pressure from weak market conditions, including aerospace and power generation, in addition to low priced imports, we must take actions to ensure Carpenter remains financially strong and competitive. The decision to reduce the workforce is always difficult, and we regret the hardship that it will have on affected employees.

     "To compete successfully in today's global environment we must challenge our existing business practices, streamline operations and reduce our cost structure at an accelerated pace. The initiatives announced today reflect our commitment to a lean operating business model in order to be profitable in the trough of a cyclical downturn."

     The cost savings initiatives being announced today will result in special charges in the first and second quarters of fiscal 2003 (ending June 30, 2003). The combined total of the special charge is expected to be $20-$25 million.

     These charges will not materially affect Carpenter's operating cash flow since the severance payments will be funded predominantly by the company's overfunded pension plan. In the current market environment, Carpenter expects to be profitable before special charges and generate free cash flow for fiscal 2003.

     Carpenter produces and distributes specialty materials, including stainless steels, titanium alloys, superalloys and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, with selected products sold online at www.carpenterdirect.com.

     Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its report on Form 10-K for the year ended June 30, 2002, and its most recent registration statement on Form S-4, filed on October 12, 2001, as amended on November 29, 2001. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive and consumer durables, which are subject to changes in general economic and financial market conditions;
2) the ability of Carpenter to recoup increased costs of electricity, natural gas and raw materials, such as nickel, through increased prices and surcharges; 3) worldwide excess manufacturing capacity for certain alloys that Carpenter produces; 4) fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on certain Carpenter products; 5) the degree of success of government trade actions; and 6) fluctuations in stock markets that could impact the valuation of the assets in Carpenter's pension trusts and the accounting for pension assets. Carpenter undertakes no obligation to update or revise any forward-looking statements.